SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
☐ Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
HUBBELL INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HUBBELL INCORPORATED
584 Derby Milford Road, Orange, Connecticut 06477–4024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 1, 2006

To the Shareholders:
             Notice is hereby given that the Annual Meeting of Shareholders of Hubbell Incorporated (the “Company”) will be held at the principal executive offices of the Company, 584 Derby Milford Road, Orange, Connecticut 06477, on Monday, May 1, 2006 at 9:00 A.M. local time for the purpose of considering and acting upon the following proposals:

1. Election of Directors of the Company for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors have been duly elected and qualified.

The following persons have been designated by the Board of Directors for nomination as Directors:

E. Richard Brooks	Daniel J. Meyer	Joel S. Hoffman
George W. Edwards, Jr.	Daniel S. Van Riper	G. Jackson Ratcliffe
Andrew McNally IV	Richard J. Swift	Timothy H. Powers

2. The ratification of the selection of independent registered public accountants to examine the annual financial statements for the Company for the year 2006.

3. Reapproval of the Company’s Senior Executive Incentive Compensation Plan (the “Senior Executive Plan”).

4. The transaction of such other business as may properly come before the meeting and any adjournments thereof.
      Accompanying this Notice of Annual Meeting is a form of proxy and a proxy statement. Copies of the Company’s Annual Report for the year ended December 31, 2005 have been mailed under separate cover to all shareholders.

IMPORTANT:  It is important that your shares be represented at this meeting. Therefore, please fill in, date, and sign the enclosed proxy and mail it promptly in the enclosed postage-paid envelope, vote electronically using the Internet or use the telephone voting procedures, as described on the enclosed proxy card.

      The Board of Directors has fixed the close of business on March 3, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournments thereof. The transfer books will not be closed.
By order of the Board of Directors

Richard W. Davies
Vice President,
General Counsel and
Secretary
Dated:  March 15, 2006

HUBBELL INCORPORATED
PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
To be held May 1, 2006

       The accompanying proxy is solicited by and on behalf of the Board of Directors of Hubbell Incorporated, a Connecticut corporation (the “Company”), to be voted at its Annual Meeting of Shareholders to be held at the principal executive offices of the Company, 584 Derby Milford Road, Orange, Connecticut 06477, on Monday, May 1, 2006, and any adjournments thereof. Commencing on or about March 23, 2006, copies of this Proxy Statement and the proxy form are being mailed to all shareholders. Copies of the Company’s Annual Report for the year 2005 have been mailed under separate cover to all shareholders.
      Any shareholder executing a proxy may revoke it at any time prior to its use. The Company will treat any duly executed proxy as not revoked until it receives a duly executed instrument revoking it, or a duly executed proxy bearing a later date or, in the case of death or incapacity of the person executing the same, written notice thereof. If you vote your shares using the Internet website or the telephone voting procedures, you may revoke your prior Internet or telephone vote by recording a different vote on the Internet website or using the telephone voting procedures, or by signing and returning a duly executed proxy bearing a later date than your last Internet or telephone vote. A proxy also may be revoked by voting by ballot at the annual meeting.
      You may access this proxy statement and the Company’s 2005 Annual Report via the Internet on the Company’s website at http://www.hubbell.com/FinancialReports. If you would like to access your proxy statement and annual report electronically in the future, in lieu of receiving paper copies, you may do so by signing up for electronic delivery of these documents online at http://www.proxyvoting.com/hub or choosing this option by following the appropriate instructions when you vote by telephone or by marking the appropriate box on your proxy card.
VOTING RIGHTS AND SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The record date for the determination of shareholders entitled to vote at the meeting is the close of business on March 3, 2006. On March 3, 2006, the Company had outstanding 8,594,380 shares of Class A Common Stock, par value $.01 per share, and 51,972,470 shares of Class B Common Stock, par value $.01 per share, and no other voting securities. Each share of Class A Common Stock is entitled to twenty votes and each share of Class B Common Stock is entitled to one vote. The vote required for each proposal to be acted upon at this meeting is set forth in the description of that proposal.
      The following table sets forth as of March 3, 2006, or such other date as indicated in the table or the notes thereto, each of the persons known to the Company to own beneficially shares representing more than 5% of any class of the Company’s outstanding voting securities, with the percent of class stated therein being based upon the outstanding shares on March 3, 2006.

		Amount and
		Nature of
	Name and Address of	Beneficial		Percent
Title of Class	Beneficial Owner	Ownership		of Class

Class A Common Stock	Andrew McNally IV, G. J. Ratcliffe, and Richard W. Davies, as trustees under a Trust Indenture dated September 2, 1957 made by Louie E. Roche (the “Roche Trust”), c/o Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut 06477	2,346,209	(1)(2)(4)	27.30%
Class A Common Stock	Andrew McNally IV, G. J. Ratcliffe, and Richard W. Davies, as trustees under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell (the “Hubbell Trust”), c/o Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut 06477	1,592,061	(2)(3)(4)	18.52
Class B Common Stock	Capital Research and Management Company	5,163,100	(5)	9.93
	The Income Fund of America, Inc.	3,213,000	(5)	6.18
	333 South Hope Street
	Los Angeles, California 90071
Class B Common Stock	Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302	6,788,671	(6)	13.06
Class B Common Stock	AXA Assurances I.A.R.D. Mutuelle	5,312,138	(7)	10.22
	AXA Assurances Vie Mutuelle
	AXA Courtage Assurance Mutuelle 26, rue Drouot 75009 Paris, France
	AXA 25, avenue Matignon 75008 Paris, France
	AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104
Class B Common Stock	Cooke & Bieler, L.P.	2,861,360	(8)	5.51
	1700 Market Street
	Philadelphia, Pennsylvania 19103

      (1) The beneficiaries of such trust are the issue of Harvey Hubbell and their spouses.
      (2) The Trust Indenture requires that, so long as no bank or trust company is acting as a trustee, there shall be three individuals acting as trustees, each of whom, so long as any securities of the Company are held by the trust, must be an officer or Director of the Company. The Trust Indenture provides that successor trustees are to be appointed by the trustees then in office. The trustees have shared voting and investment power with respect to the securities of the Company held in such trust.
      (3) The beneficiaries of such trust are the issue of Harvey Hubbell.
      (4) In addition, Messrs. McNally, Ratcliffe, and Davies beneficially own shares of the Company’s Common Stock. Messrs. Ratcliffe and Davies hold unexercised options for the purchase of the Company’s Class B Common Stock under the Company’s Stock Option Plan for Key Employees (“Option Plan”), Mr. Davies holds unexercised stock appreciation rights (“SARs”) for the purchase of the Company’s Class B Common Stock under the 2005 Incentive Award Plan (together with the Option Plan, the “Equity Plans”), and Mr. Davies is a Trustee of the Harvey Hubbell Foundation which owns 106,304 shares of Class A Common Stock and 29,358 shares of Class B Common Stock. (See “Election of Directors” and table captioned “Aggregated Options/SAR Exercises During 2005 Fiscal Year and Fiscal Year-End Option/SAR Values”.)
      (5) The Company has received a copy of Schedule 13G, as amended, as filed with the SEC by Capital Research and Management Company (“Capital Research”) and The Income Fund of America, Inc. (“Income Fund”) reporting ownership of these shares as of December 31, 2005. As reported in said Schedule 13G, Capital Research has sole dispositive power for all of such shares, as investment advisor to various registered investment companies, and disclaims beneficial ownership of such shares and sole voting power for 1,950,000 of such shares, and Income Fund, which is advised by Capital Research, has sole voting power for 3,213,000 of such shares.
      (6) The Company has received a copy of Schedule 13G, as amended, as filed with the SEC by Lord, Abbett & Co. LLC (“Lord, Abbett”) reporting ownership of these shares as of December 31, 2005. As reported in said Schedule 13G, Lord, Abbett has sole voting and dispositive power as to these shares.
      (7) The Company has received a copy of Schedule 13G, as amended, as filed with the SEC by AXA Assurances I.A.R.D. Mutuelle (“AXA I.A.R.D.”), AXA Assurances Vie Mutuelle (“AXA Vie Mutuelle”), AXA Courtage Assurance Mutuelle (“AXA Courtage,” and together with AXA I.A.R.D. and AXA Vie Mutuelle, “Mutuelles AXA”), AXA and AXA Financial, Inc. (“AXA Financial”) reporting ownership of these shares as of December 31, 2005. As reported in said Schedule 13G, Mutuelles AXA and AXA disclaim beneficial ownership of such shares, which are beneficially owned as follows: (i) Alliance Capital Management L.P., a subsidiary of AXA Financial, beneficially owns 5,309,424 shares for investment purposes on behalf of client discretionary investment advisory accounts and it has sole voting power for 3,227,526 of such shares, shared voting power for 525,936 of such shares, sole dispositive power for 5,309,408 of such shares and shared dispositive power for 16 of such shares; and (ii) AXA Equitable Life Insurance Company, a subsidiary of AXA Financial, has sole dispositive power for the 2,714 shares it owns for investment purposes.
      (8) The Company has received a copy of Schedule 13G as filed with the SEC by Cooke & Bieler, L.P. (“Cooke & Bieler”) reporting ownership of these shares as of December 31, 2005. As reported in said Schedule 13G, Cooke & Bieler has shared dispositive power for 2,742,860 of such shares and shared voting power for 1,631,058 of such shares.

      The following table sets forth as of March 3, 2006, the equity securities of the Company beneficially owned by each of the Directors and named executive officers of the Company, and by all Directors and executive officers of the Company as a group:

		Amount and
		Nature of
		Beneficial		Percent
Name	Title of Class	Ownership(1)		of Class

E. Richard Brooks	Class A Common	792	(3)	0.01%
	Class B Common	352	(3)	—
George W. Edwards, Jr.	Class A Common	1,000	(3)	0.01
	Class B Common	506	(3)	—
Joel S. Hoffman	Class A Common	3,500	(3)	0.04
	Class B Common	983	(3)	—
Andrew McNally IV	Class A Common	3,938,270	(3)(4)	45.82
	Class B Common	13,862	(3)	0.03
Daniel J. Meyer	Class B Common	1,076	(3)	—
G. Jackson Ratcliffe	Class A Common	4,021,492	(4)	46.79
	Class B Common	635,570		1.22
Richard J. Swift	Class B Common	1,350	(3)	—
Daniel S. Van Riper	Class A Common	1,000	(3)	0.01
	Class B Common	350	(3)	—
Timothy H. Powers	Class A Common	106,304	(5)	1.24
	Class B Common	675,074	(2)(6)	1.30
Richard W. Davies	Class A Common	4,068,968	(4)(5)	47.34
	Class B Common	235,919	(2)(6)	0.45
W. Robert Murphy	Class A Common	2,836		0.03
	Class B Common	214,341	(2)	0.41
Scott H. Muse	Class B Common	96,159	(2)	0.19
Thomas P. Smith	Class B Common	62,927	(2)	0.12
All Directors and executive officers as a group (17 persons)	Class A Common	4,166,021	(3)(4)(5)	48.47
	Class B Common	2,219,460	(2)(3)(6)	4.27

(1)	The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated and include the following shares of Class B Common Stock obtainable within sixty days of March 3, 2006 by the exercise of stock options pursuant to the Company’s Option Plan: Mr. Ratcliffe — 352,000 shares, Mr. Powers — 579,999 shares, Mr. Davies — 171,666 shares, Mr. Murphy — 193,216 shares, Mr. Muse — 93,333 shares, and Mr. Smith — 52,666 shares; and all executive officers as a group — 1,707,712 shares.

(2)	Includes the following shares of Class B Common Stock granted as restricted stock under the 2005 Incentive Award Plan which are subject to vesting and forfeiture in equal annual installments over a period of three years: Mr. Powers — 10,739, Mr. Smith — 2,261, Mr. Muse — 2,826, Mr. Davies — 1,696 and Mr. Murphy — 1,978; and all executive officers as a group — 50,415 shares.

(3)	Does not include share units (each share unit consisting of one share each of Class A Common Stock and Class B Common Stock) credited to and held under the Company’s Deferred Compensation Plan for Directors (the “Deferred Plan for Directors”) who are not employees of the Company, as discussed below under “Compensation of Directors”. As of March 3, 2006, the following share units have been credited under the deferred compensation program: Mr. Brooks — 6,670 share units; Mr. Edwards — 14,958 share units; Mr. Hoffman — 17,951 share units; Mr. McNally — 30,715 share units; Mr. Meyer — 10,905 share units; Mr. Swift — 1,092 share units; and Mr. Van Riper — 3,380 share units.

(4)	Includes 2,346,209 shares of Class A Common Stock owned by the Roche Trust of which Messrs. McNally, Ratcliffe, and Davies are co-trustees and have shared voting and investment power; and 1,592,061 shares of Class A Common Stock owned by the Hubbell Trust of which Messrs. McNally, Ratcliffe, and Davies are co-trustees and have shared voting and investment power.

(5)	Includes 106,304 shares of Class A Common Stock held by the Harvey Hubbell Foundation of which Messrs. Powers, Davies, and Gregory F. Covino, Vice President, Controller, are co-trustees and have shared voting and investment power.

(6)	Includes 29,358 shares of Class B Common Stock held by the Harvey Hubbell Foundation of which Messrs. Powers, Davies, and Covino are co-trustees and have shared voting and investment power.
ELECTION OF DIRECTORS
      The Company’s By-Laws provide that the Board of Directors shall consist of not less than three nor more than eleven Directors who shall be elected annually by the shareholders. The Board has fixed the number of Directors at nine, and the following persons are proposed by the Board, on recommendation of the Nominating and Corporate Governance Committee, as Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. In the event that any of the nominees for Directors should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board of Directors, unless the number of Directors constituting a full Board of Directors is reduced. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted for the purposes of the election of Directors.

			Year First
			Became a
Name	Age(1)	Principal Occupation	Director

Timothy H. Powers	57	Chairman of the Board, President, and Chief Executive Officer of the Company. Director of MeadWestvaco Corp.	2001
G. Jackson Ratcliffe	69	Retired Chairman of the Board, President and Chief Executive Officer of the Company. Director of Praxair, Inc., Sunoco, Inc., and the Barnes Group, Inc.	1980
E. Richard Brooks	68	Retired Chairman and Chief Executive Officer of Central and South West Corporation (utility holding company). Director of American Electric Power Company, Inc. and Baylor Health Care System.	1993

			Year First
			Became a
Name	Age(1)	Principal Occupation	Director

George W. Edwards, Jr.	66	Retired President and Chief Executive Officer of The Kansas City Southern Railway Company (railroad). Chairman of the Board and a Director of El Paso Electric Company.	1990
Joel S. Hoffman	67	Retired Partner of Simpson Thacher & Bartlett LLP, a New York City law firm.	1989
Andrew McNally IV	66	Retired Chairman and Chief Executive Officer of Rand McNally & Company (printing, publishing and map-making). Partner of Hammond, Kennedy, Whitney & Company, Inc. and a partner of McNally Investments (merchant banking); and a director of Reinhold Industries, Inc.	1980
Daniel J. Meyer	69	Retired Chairman of the Board and Chief Executive Officer of Milacron Inc. (plastics processing systems and services and metal cutting process products and services). Director of Cincinnati Bell Inc. and AK Steel Holding Corporation.	1989
Richard J. Swift	61	Chairman of the Financial Accounting Standards Advisory Council. Retired Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (design, engineering, construction and other services). Director of Ingersoll-Rand Company Ltd., Kaman Corporation, and Public Service Enterprise Group Incorporated.	2003
Daniel S. Van Riper	65	Independent Financial Consultant; Former Special Advisor, Senior Vice President and Chief Financial Officer of Sealed Air Corporation (packaging materials and systems). Director of New Brunswick Scientific Co., Inc., DOV Pharmaceutical, Inc., and 3D Systems Corporation.	2003

(1) As of March 3, 2006.
      Each of the individuals was elected as a Director by the shareholders of the Company. During the five years ended December 31, 2005, each of the Directors, other than Messrs. Powers, Swift, and Van Riper, has either been retired or held the principal occupation set forth above opposite his name.
      Mr. Powers was elected Chairman of the Board of the Company, effective September 15, 2004. He has been President and Chief Executive Officer of the Company since July 1, 2001. From September 21, 1998 through June 30, 2001, he was Senior Vice President and Chief Financial Officer of the Company, and prior to September 21, 1998 was Executive Vice President, Finance and Business Development, Americas Region, Asea Brown Boveri (power and automation technologies for utilities and industry).

      Mr. Swift has served as Chairman of the Financial Accounting Standards Advisory Council since January 1, 2002. Previously, he was associated with Foster Wheeler for 29 years, retiring in 2001, having served as Chairman, President, and Chief Executive Officer since 1994.
      Mr. Van Riper served as Senior Vice President and Chief Financial Officer of Sealed Air Corporation from July 1998 to January 2002; and prior to July 1998 was with KPMG LLP, an independent audit and accounting firm, for 36 years, including 26 years as a partner.
Corporate Governance
      The Board of Directors has adopted the Company’s Corporate Governance Guidelines (the “Guidelines”) with respect to significant corporate governance issues. These Guidelines cover such issues as the composition of the Board and Board Committees, Board and Board Committee meetings, leadership development, including succession planning, Board responsibilities and compensation, and Director independence. The Board has reviewed all relationships between Directors and the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries) in accordance with the objective criteria of independence set forth by the New York Stock Exchange (“NYSE”) and the SEC and has considered whether any such relationship, individually or in the aggregate, is material, and the Board has determined that, excluding Messrs. Ratcliffe and Powers, each of the Directors is independent in accordance with applicable law and the NYSE rules. The Board of Directors has also established a Lead Director position, which rotates annually among the chairs of the Board Committees, as detailed in the Guidelines, immediately following the Company’s annual meeting. The Lead Director coordinates the activities of the Directors who are not Company officers (including those who are not independent by virtue of a material relationship, former status or family membership, or for any other reason) (collectively, the “Non-Management Directors”), coordinates the agenda for and chairs sessions of the Non-Management Directors and facilitates communications between the Non-Management Directors and the other members of the Board of Directors and the management of the Company. Currently, Mr. Brooks is the Lead Director and he is expected to hold this position through the Company’s 2006 Annual Meeting of Shareholders.
Board Committees
      Messrs. Brooks, Hoffman, Meyer, and Van Riper serve as members of the Audit Committee, with Mr. Meyer as Chairman. The Audit Committee, which consists of members who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws, met twelve times in 2005. The Audit Committee appoints independent registered public accountants to serve as auditors for the following year, subject to ratification by the shareholders at the annual meeting; meets periodically with the independent registered public accountants, internal auditors, and appropriate personnel responsible for the management of the Company and subsidiary companies concerning the adequacy of internal controls and the objectivity of the financial reporting of the Company; reviews and oversees the independence of the Company’s independent registered public accountants; reviews and discusses the Company’s internal audit function and its personnel; and pre-approves the hiring of the independent registered public accountants for audit and non-audit services and reviews and approves the scope of the audit and fees for such audit and non-audit services performed by the independent registered public accountants. The independent registered public accountants and the Company’s management and internal auditors each meet alone with the Audit Committee several times during the year and have access at any time to the Audit Committee. The Board of Directors has determined, in its business judgment, that each member of the Audit Committee is financially literate, at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise and that Messrs. Van Riper and Meyer each meet the SEC criteria of an “audit committee financial expert”.
      Messrs. Edwards, Hoffman, McNally, Powers, and Ratcliffe serve as members of the Executive Committee, with Mr. Ratcliffe as Chairman. The Executive Committee, which met one time in 2005, exercises, during the intervals between the meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business, properties and affairs of the Company, except certain powers enumerated in the By-Laws of the Company.
      Messrs. Brooks, Edwards, McNally, Swift, and Van Riper serve as members of the Compensation Committee, with Mr. Edwards as Chairman. The Compensation Committee, which consists of Directors who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws met six times in 2005. The Compensation Committee is charged with the duties of conducting an annual appraisal of the performance of the Chief Executive Officer and, determining the remuneration (salary plus additional compensation and benefits) of the Chief Executive Officer and, after consultation with the Chief Executive Officer and the Chairman of the Board of Directors, the remuneration of other members of the Company’s key management group; evaluating the performance of the Chairman of the Board of Directors; determining equity grants under the Company’s 2005 Incentive Award Plan; recommending (for approval) to the Board of Directors pension changes, and other significant benefits or perquisites; and reviewing the existing members of the Company’s key management group and the plans for the development of qualified candidates, and reporting to the Board of Directors annually.
      Messrs. McNally, Meyer, Powers, Ratcliffe, and Van Riper serve as members of the Finance Committee, with Mr. McNally as Chairman. The Finance Committee, which met four times in 2005, recommends to the Board of Directors of the Company proposals concerning long and short-term financing, material divestments and acquisitions, cash and stock dividend policies, programs to repurchase the Company’s stock, stock splits, and other proposed changes in the Company’s capital structure; periodically reviews the Company’s capital expenditure policy and recommends changes to the Board of Directors, where appropriate, and, when requested by the Board of Directors, reviews and makes recommendations to the Board of Directors with respect to proposals concerning major capital expenditures and leasing arrangements; monitors the Company’s effective tax rate and related tax matters; reviews annually the Company’s insurance programs and their adequacy to protect against major losses and liabilities; reviews and monitors the administration and asset management of the Company’s employee benefit plans, including the selection of investment and other advisors, the allocation of assets between fixed income and equity, the performance of plan investment managers and pension plan contributions; and reviews and monitors the administration of the Company’s cash and investment portfolios, including the Company’s investment guideline policies.
      Messrs. Brooks, Edwards, Hoffman, and Swift serve as members of the Nominating and Corporate Governance Committee, with Mr. Brooks serving as Chairman. The Nominating and Corporate Governance Committee, which met three times in 2005, consists of Directors who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws. The

Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities by identifying individuals qualified to become Board members; recommending Director nominees to be elected at the next annual meeting of shareholders or appointed by the Board of Directors to fill vacancies on the Board; reviewing and recommending (for approval) to the Board of Directors compensation for service on the Board of Directors and its various committees, policies governing retirement from the Board of Directors and individuals to serve as the Company’s officers and members of the various committees of the Board of Directors; reviewing and recommending to the Board (for approval) changes proposed by the Chairman of the Board and the Chief Executive Officer pertaining to the structure and appointment of the Company’s officers; and developing and recommending to the Board of Directors the adoption, or amendment, of corporate governance guidelines and principles applicable to the Company.
      The Guidelines, and the Charter for each of the Company’s (i) Nominating and Corporate Governance Committee, (ii) Compensation Committee, (iii) Audit Committee, and (iv) Finance Committee may be viewed at the Company’s website at www.hubbell.com, the content of which website is not incorporated by reference into, or considered to be part of, this document. Copies of such documents are also available free of charge to any shareholder who submits a written request to the Secretary of the Company.
Director Nominations
      As set forth in the Guidelines, the Board’s Nominating and Corporate Governance Committee works with the Board as a whole on an annual basis to determine the size of the Board and the appropriate characteristics, skills and experience for the Board as a whole and its individual members, and recommends to the Board candidates for Board membership in accordance with the Guidelines and the selection criteria outlined in the Committee’s charter. The Committee, in evaluating the suitability of individual candidates and recommending candidates for election takes into account many factors, including a candidate’s ability to make independent analytical inquiries; general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; educational and professional background; experience in corporate governance, such as an officer or a former officer of a publicly-held corporation; experience in the Company’s industry; experience as a board member of another publicly-held corporation; and academic expertise in an area of the Company’s operations. Candidates will be assessed on the basis of their qualifications, experience, skills and ability to enhance shareholder value, without regard to gender, race, color, national origin, or other protected status. The Nominating and Corporate Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
      In searching for qualified Director candidates for election to the Board and to fill vacancies on the Board, the Board solicits current Directors for the names of potential qualified candidates and may ask Directors to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as Directors.

      Once potential candidates are identified (whether by shareholders or otherwise), the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Candidate(s) who appear to be suitable based upon the candidate(s) qualifications and the Board’s needs are then interviewed by the independent Directors and executive management and may be asked to submit additional information to the Company (as requested by the Nominating and Corporate Governance Committee), after which the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the recommended candidate is nominated for election by the Company’s shareholders or the candidate is appointed by the Board to fill a vacancy on the Board. Candidates proposed to the Nominating and Corporate Governance Committee by shareholders who follow the procedures and provide the information set forth below will be reviewed using the same criteria as candidates initially proposed by the Nominating and Corporate Governance Committee. Any shareholder who intends to propose a candidate for nomination as a Director needs to deliver written notice to the Secretary of the Company setting forth information with respect to the shareholder and the nominee, including (a) information detailing the nominee’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the nominating shareholder or such nominee, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the nominating shareholder and the nominee and any other transactions or relationships of which the Board of Directors should be aware in order to evaluate such nominee’s potential independence as a Director, (c) information detailing if the nominee or the nominating shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) information as to whether the nominee or any company for which the nominee serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the nominee’s (a) consent to be nominated and named in the Company’s proxy statement and, if elected, to serve as a Director of the Company and (b) agreement to be interviewed by the Nominating and Corporate Governance Committee and submit additional information if requested to do so. Any such notice should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the Nominating and Corporate Governance Committee to complete its review in a timely fashion.
      The Company’s By-Laws contain time limitations, procedures and requirements relating to direct shareholder nominations of Directors. Any shareholder who intends to bring before an annual meeting of shareholders any nomination for Director shall deliver written notice to the Secretary of the Company setting forth specified information with respect to the shareholder and additional information as would be required under SEC regulations for a proxy statement used to solicit proxies for such nominee. In general, the notice must be delivered not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the 2007 annual meeting is more than twenty days before or more than seventy days after May 1, 2007, notice by the shareholder must be so delivered not earlier than ninety days prior to the meeting and not later than seventy days prior to the meeting or the tenth day following the date on which public disclosure of the date of the meeting is first made by the Company) and, with respect to nominations for Directors, if the number of Directors to be elected at the 2007 Annual Meeting of Shareholders is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board of Directors at least eighty days prior to May 1, 2007, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.
Attendance
      Eight meetings of the Board of Directors of the Company were held during the year ended December 31, 2005. During 2005, no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees thereof of which he was a member. Board members are expected to attend the Company’s annual meetings of shareholders. All the Company’s Directors were in attendance at the Company’s May 2, 2005 Annual Meeting of Shareholders.
Code of Ethics
      The Company has had a Conflicts of Interest Policy, Business Ethics Policy and Use of Undisclosed Information Statement (“Code of Ethics”) for over thirty years the most recent version of which is dated October 20, 2005. The Company requires all of its employees to conduct their work in a legal and ethical manner. The Code of Ethics, which can be viewed on the Company’s website at www.hubbell.com, applies to all Directors and officers of the Company and is the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. Any waivers of the Code of Ethics as to Directors and executive officers may be made only by the Company’s Board of Directors or an appropriate committee of the Board of Directors and any such waivers will be promptly disclosed to the Company’s shareholders through the Company’s website. A copy of the Code of Ethics is also available free of charge to any shareholder who submits a written request to the Secretary of the Company.
Communications with Directors
      Shareholders may communicate directly with the Company’s Lead Director or other members of the Board of Directors by using any of the following methods: (a) via ListenUp confidential communication: (i) electronically at http://www.listenupreports.com; (ii) fax to 1-312-635-1501; (iii) toll free to 1-888-789-6627; or (iv) by mail to ListenUp Reports, P.O. Box 274, Highland Park, Illinois 60035; or (b) by writing to: Board of Directors, c/o Richard W. Davies, Vice President, General Counsel and Secretary, Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut 06477. Such communications will be distributed to the specific Director(s) requested by the shareholder or if generally to the Board, to other members of the Board as may be appropriate depending on the material outlined in the shareholder communication. For example, if a communication relates to accounting, internal accounting controls, or auditing matters, the communication will be forwarded to the Chairman of the Audit Committee.

EXECUTIVE COMPENSATION
Cash and Other Forms of Compensation
      The following table sets forth the aggregate cash and other compensation paid or accrued by the Company for services rendered in all capacities to the Company and its subsidiaries to the Company’s Chairman of the Board, President, and Chief Executive Officer and the four other most highly compensated executive officers of the Company for the three fiscal years ended December 31, 2005.
Summary Compensation Table

						Long Term
		Annual Compensation				Compensation

				Other			Securities	All
				Annual		Restricted	Underlying	Other
				Compen-		Stock	Options/	Compen-
Name and Principal Position	Year	Salary	Bonus(1)	sation		Awards(2)	SARs	sation(3)

T. H. Powers(4)	2005	$865,000	$735,250	$65,084		$531,366	100,319	$6,300
Chairman of the Board,	2004	790,000	1,185,000	122,012	(5)	—	190,000	48,150
President, and Chief	2003	700,000	665,000	75,777		—	190,000	82,084
Executive Officer

T. P. Smith	2005	289,000	260,100	8,261		111,874	21,120	6,300
Group Vice President	2004	262,700	189,617	14,044		—	35,000	6,150
	2003	255,000	97,806	100,310		—	30,000	6,000

S. H. Muse	2005	373,900	119,574	2,969		139,830	26,400	6,300
Group Vice President	2004	339,900	286,944	9,090		—	45,000	6,150
	2003	330,000	240,818	13,905		—	35,000	6,000

R. W. Davies	2005	300,300	147,628	7,640		83,918	15,840	6,300
Vice President, General	2004	273,000	204,800	7,629		—	30,000	6,150
Counsel and Secretary	2003	265,000	126,400	5,901		—	25,000	6,008

W. R. Murphy	2005	332,100	81,493	7,712		97,871	18,480	6,300
Senior Group Vice	2004	319,300	213,229	15,886		—	35,000	6,150
President	2003	310,000	123,225	15,578		—	30,000	6,000

(1)	Reflects bonus earned during fiscal year under the Company’s incentive compensation plans, except that with respect to Mr. Davies, includes an additional $20,000 bonus payable in 2006 for the performance of additional services in 2005.

(2)	Represents the dollar value of restricted stock granted under the 2005 Incentive Award Plan which are subject to vesting and forfeiture in equal annual installments over a period of three years: Mr. Powers — 10,739, Mr. Smith — 2,261, Mr. Muse — 2,826, Mr. Davies — 1,696, and Mr. Murphy — 1,978. The dollar values shown above are based upon the closing price of Class B Common Stock ($49.48) on December 5, 2005, the date of grant. Dividends are paid on all restricted stock at the same rate as paid on the Company’s common stock. The restricted stock vests upon a Change in Control (as defined in the 2005 Incentive Award Plan).

(3)	Includes (a) Director retainer and Board and Board committee meeting fees for Mr. Powers of $42,000 in 2004, and $76,000 in 2003; (b) imputed income in the following amounts attributable to group term life insurance policies with a value in excess of $50,000: (i) for Mr. Powers, $84 in 2003; and (ii) for Mr. Davies, $8 in 2003; and (c) Company contributions to the Company’s Employee Savings and Investment Plan of $6,300 in 2005, $6,150 in 2004 and $6,000 in 2003 for each named executive officer.

(4)	Elected Chairman of the Board as of September 15, 2004.

(5)	Reflects the incremental cost to the Company for the personal use of the Company’s aircraft in the amount of $52,999 in 2004. The incremental cost of the personal use of the Company’s aircraft includes fuel, landing fees, hangar fees, additional maintenance, catering, additional expenses relating to the crew and other expenses which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel. In prior year proxy statements the Company had been reporting the personal use of the aircraft in the amount of imputed income under the tax laws.
Options/SAR Grants During 2005 Fiscal Year
      The following table provides information on SAR grants in fiscal 2005 to the named executive officers of the Company.

	Individual Grants				Potential Realizable
					Value at
	Number of	Percent of			Assumed Annual
	Securities	Total			Rates of Stock Price
	Underlying	Options/SARs	Exercise		Appreciation for
	Options/	Granted to	or Base		Option Term
	SARs	Employees	Price	Expiration
Name	Granted(1)	in Fiscal Year	($/Share)	Date	5%(2)	10%(2)

T. H. Powers	100,319	19.90%	$49.755	12/05/15	$3,144,564	$7,936,281
T. P. Smith	21,120	4.19	49.755	12/05/15	662,020	1,670,813
S. H. Muse	26,400	5.24	49.755	12/05/15	827,525	2,088,516
R. W. Davies	15,840	3.14	49.755	12/05/15	496,515	1,253,110
W. R. Murphy	18,480	3.66	49.755	12/05/15	579,268	1,461,961

(1)	SARs were granted on December 5, 2005, and entitle the recipient to the difference between the fair market value of the Company’s Class B Common Stock on the date of exercise and $49.755, per SAR, which is the mean between the high and low trading prices of the Company’s Class B Common Stock on December 2, 2005 the trading day immediately preceding the date of grant, which is the fair market value of the Company’s common stock as determined under the terms of the 2005 Incentive Award Plan. One-third of the SARs vest and become exercisable each year on the anniversary of the date of grant and expire on December 5, 2015. However, if the executive’s employment terminates by reason of death or disability then he will fully vest in his SARs. SARs also fully vest upon a change in control. To the extent then vested and subject to the term of the SARs, vested SARs may only be exercised for 90 days following the recipient’s termination of employment with the Company, unless such termination is by reason of death or retirement (on or after age 55 and 15 years of service). Upon termination for death vested SARs remain exercisable for up to one year. If the recipient’s termination of employment is due to retirement, the SARs continue to vest and remain exercisable through December 5, 2015. If the recipient’s termination of employment is due to disability or retirement and the recipient dies within 90 days after his termination, then the SARs remain exercisable for one year from such termination.

SARs are not transferable except by will or by the laws of descent or distribution. The value of the SARs upon exercise will be paid in shares of Class B Common Stock with a fair market value equal to the value of the SARs exercised.

(2)	The potential realizable value illustrates value that might be realized upon exercise of the SARs immediately prior to the expiration of their ten-year term, assuming the specified compounded rates of appreciation on the Company’s Class B Common Stock over the term of the SARs. These numbers do not take into account provisions of the SARs providing for the cancellation of the SAR following termination of employment, nontransferability, or the vesting provisions described in footnote (1) above.

Aggregated Options/SAR Exercises During 2005 Fiscal Year
and Fiscal Year-End Option/SAR Values
      The following table provides information on stock option and SAR exercises in fiscal 2005 by the named executive officers of the Company and the value of such officers’ unexercised stock options and SARs at December 31, 2005. All outstanding stock options, SARs and stock option and SAR exercises are in shares of the Company’s Class B Common Stock.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs
	Shares		Fiscal Year-End		at Fiscal Year-End
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

T. H. Powers	139,000	$3,018,537	579,999	290,320	$4,421,140	$51,300
T. P. Smith	78,000	1,155,878	52,666	54,454	141,080	8,100
S. H. Muse	0	—	93,333	68,067	524,900	9,450
R. W. Davies	12,000	160,824	171,666	44,174	1,791,184	6,750
W. R. Murphy	20,450	425,952	193,216	51,814	1,895,873	8,100

PENSION PLANS
      The Company has in effect a non-contributory defined benefit retirement plan for salaried employees (“Basic Plan”) and a supplemental executive retirement plan (“SERP”) which is an unfunded plan. Pension benefits are earned under both the Basic Plan and the SERP. The annual benefits under the Basic Plan are calculated under two formulas one in effect prior to January 1, 2004 and the other in effect on and after January 1, 2004. Benefits earned prior to 2004 are calculated as 1.50% of final compensation per year of Company service through December 31, 2003, which includes both basic compensation and bonuses, reduced by 1.50% of primary social security benefit per year of service through December 31, 2003. For service after 2003, benefits are calculated as .85% of final average compensation which includes both basic compensation and bonus, plus, .65% of final average compensation in excess of an average social security wage base for each year of service earned after 2003, up to 35 years, plus 1.10% of final average compensation in excess of 35 years. However, participants in the Basic Plan who were age 50 and had 10 or more years of service as of December 31, 2003 will have benefits earned after 2003 calculated under the formula as in effect before 2003 or after 2004, depending on which produces a higher benefit. SERP benefits are calculated as 6% of final total compensation (basic compensation and bonuses as reflected in the Salary and Bonus columns under the Summary Compensation Table on pages 12 and 13 hereof) per year of SERP service up to a maximum of 60%, offset by benefits payable under the Basic Plan. Except as otherwise provided for certain SERP participants who have entered into Continuity Agreements with the Company (as referred to below, in Continuity Agreements, Severance Policy, and Change of Control Provisions) no SERP benefit is payable if a participant terminates employment prior to age 55 with less than 10 years of SERP service. The following table illustrates the combined annual pension benefits pursuant to the Basic Plan and SERP under the joint and survivor annuity form upon retirement at age 65 to executive officers in the specified salary classifications:

Total Pension (On 3 highest in last 10
years)
	Annual Benefit for Years of Service Indicated(1)(2)
Average annual
compensation	5 Yrs.	10 Yrs.	15 Yrs.	20 Yrs.

$200,000	$60,000	$120,000	$120,000	$120,000
400,000	120,000	240,000	240,000	240,000
600,000	180,000	360,000	360,000	360,000
800,000	240,000	480,000	480,000	480,000
1,000,000	300,000	600,000	600,000	600,000
1,200,000	360,000	720,000	720,000	720,000
1,400,000	420,000	840,000	840,000	840,000
1,600,000	480,000	960,000	960,000	960,000
1,800,000	540,000	1,080,000	1,080,000	1,080,000
2,000,000	600,000	1,200,000	1,200,000	1,200,000

(1)	The estimated annual benefits are based upon the assumptions that the individual will remain in the employ of the Company until age 65 and that the plans will continue in their present form.

(2)	Years of SERP Service at December 31, 2005:

Officer	Service

Mr. Powers	7
Mr. Smith	4
Mr. Muse	3
Mr. Davies	23
Mr. Murphy	5

Compensation Committee Report on Executive Compensation
      The functions of the Compensation Committee are discussed elsewhere in this proxy statement (see page 8 hereof). The total direct compensation package for the Company’s executives is made up of three elements: base salary, a short-term incentive program in the form of a discretionary, performance-based bonus, and long-term incentive program in the form of equity-based compensation.
      Total direct compensation for the Chief Executive Officer and the other four highest paid executive officers, referred to as the “named executive officers”, is based on the performance of the Company. The Compensation Committee has sought the advice of and reviewed data provided by an independent compensation consultant regarding the levels of base salaries, bonuses and equity compensation. This data is provided for each element of the total direct compensation package for comparable positions with (i) companies in our industry of similar size (“peer group companies”)and (ii) companies in general industry of comparable size and complexity (“other general comparable companies”). The Compensation Committee believes that companies in our industry of similar size provide limited comparison data and the use of a broader database, including companies from general industry, ensures more accurate comparisons and results.
      Base salaries are determined by competitive data and individual levels of responsibility. Target levels for bonuses and equity compensation grants for each executive position are determined by competitive data; however, actual bonuses paid and the number and type of awards of equity compensation granted each executive are based upon the achievement of Company financial and strategic plan goals which include factors such as net sales, net income, cash flow and earnings per share.
      In the past few years, the Company has adopted a more aggressive incentive-pay-for-performance posture. During this period, the competitive position, or emphasis, on base salaries has been lowered. Bonus and equity-based compensation thereby represent a greater portion in the total direct compensation package, enhancing the Company’s goal of linking pay more directly to financial performance.
      While these comments are directed towards compensation for the named executive officers, the Compensation Committee employs similar procedures to determine compensation levels of other executives as well.
Base Salary
      The Company defines its market competitive position for base salaries as the 50th percentile. To determine the salaries for the named executive officers, the Compensation Committee reviewed projected year 2005 salary data for peer group companies and other general comparable companies. Based upon this data, base salaries were established to approximate the 50th percentile for comparable positions in companies both within our peer group companies and other general comparable companies. For 2005, the base salaries of the named executive officers were increased effective January 1, 2005 over the prior year.
Bonus
      Bonuses are paid pursuant to the Company’s short-term incentive compensation plan and the Senior Executive Plan. Under the incentive compensation plan, 15% of the amount by which the Company’s consolidated earnings for each fiscal year exceeds 10% of the invested capital and long-term debt at the beginning of such fiscal year is allocated to an incentive compensation fund, although no such separate fund need be established to assure bonus payments since the plan provides for the funding of bonus payments from the net assets of the Company, to be paid out to participating employees, including the executive officers. Awards in varying amounts may be made under the incentive compensation plan at the discretion of the Compensation Committee. Awards are determined by the relative level of attainment of the performance goals applicable to each participant for the plan year as established by the Compensation Committee based on one or more quantitative and/or qualitative performance measures. Under the Senior Executive Plan, awards may be made based on performance goals including a percentage of the bonus fund described above. Awards under the Senior Executive Plan may be reduced by the Compensation Committee in its discretion. For 2005 the Compensation Committee designated Mr. Powers as the sole participant in the Senior Executive Plan.
      To establish target levels for executive officer’s bonus awards, the Compensation Committee uses data provided by outside consultants for our peer group and other general comparable companies with comparable performance characteristics such as cash flow, return on net sales and return on equity.
      In determining the 2005 bonus award for each executive officer, other than the Chief Executive Officer, the Compensation Committee’s primary focus was the review of the year 2005 business plan with regard to net sales, pre-tax profit, cash flow, and earnings per share, compared to actual results. The Compensation Committee also recognized the success the Company has had in achieving non-financial goals including its continuing progress in becoming a lean company, and implementation of restructuring programs and a Company-wide computer system which are expected to enhance the long-term value of the Company. As noted, however, the Compensation Committee gave greater consideration to its 2005 short-term results. The Compensation Committee recognized that the Company had achieved some but not all, of the pre-established objectives for 2005. As a result, the 2005 bonuses of each of the named executive officers (other than Mr. Smith) were below target levels, reflecting lower financial performance than planned.
Equity Compensation
      The Compensation Committee believes that the holding of Company stock represents a unity of interest between executives and shareholders. Accordingly, in 2005 the Compensation Committee in consultation with an outside compensation consultant redesigned the form of the Company’s long-term incentive equity-based compensation with the objectives to:

•	Strengthen the performance orientation of awards

•	Facilitate executive ownership

•	Efficiently use shares

•	Provide meaningful awards to employees below senior executive ranks
      Under such redesign, in 2005 instead of receiving stock options, the named executive officers received grants of restricted stock, SARs and performance shares under the Company’s 2005 Incentive Award Plan.
      The annual long-term value of equity to be awarded and correspondingly the number of SARs, shares of restricted stock or shares subject to achievement of performance targets awarded to executives and other employees in 2005 was determined based on reviews of data provided by an outside compensation consultant on comparable position pay levels at other general comparable companies in size, financial performance and complexity, as well as the financial performance of the Company both in the short and long term. The Compensation Committee recognized that the Company has positioned itself for long-term growth which will benefit shareholders. In determining the equity award value for 2005, the Compensation Committee examined the value of the awards granted in the previous year and delivered the equivalent value in 2005 utilizing the new forms of equity; i.e., a combination of SARs, restricted stock, and performance shares. The values of SARs were determined upon a Black-Scholes basis. Because restricted stock and performance awards include the underlying value of the shares transferred, these awards were deemed to be worth approximately four times the value of an SAR.
      In determining the amount of awards to be granted to the named executive officers, fifty percent of the long-term value was in the form of SARs granted at fair market value, twenty-five percent in the form of restricted stock and twenty-five percent in the form of performance awards. The SARs and restricted stock vest proportionately over three years based on continued service. The performance shares provide for the payment after three years of a target number of shares of the Company’s Class B Common Stock, based upon achievement of performance targets established at grant. Such performance targets are based on the Company’s cumulative earnings per share compared to a peer group of the S&P Electrical Equipment Index standard. Performance in excess of the target can result in payment of up to 250% of the targeted number of shares. The value of performance shares to the executives at the end of the three-year period, accordingly, is dependent upon both operational performance of earnings per share and overall share price.
      Other executives received grants of SARs and restricted stock upon the same terms as the named executive officers of the Company. Fifty percent of the annual long-term incentive value for other executives was awarded in the form of SARS and the other fifty percent in restricted stock. The remaining select group of traditionally option-eligible employees were eligible to receive restricted stock only.
      The Compensation Committee believes that the redesign of the Company’s long-term equity compensation program as described above satisfies its objectives in the following manner:

•	SARs and performance shares strengthen the performance orientation of the award program.

•	Restricted stock builds equity ownership which is more closely aligned to that of other stockholders.

•	The use of SARs, restricted stock and performance shares improves efficiency with which shares are used since fewer shares are needed to deliver the same value to executives.
Benefit Plans and Other Indirect Compensation
      In addition to employee benefit plans which are generally made available to employees of the Company, the named executive officers are eligible to participate in and receive additional benefit plans and perquisites, which may not meet the threshold for disclosure in the Summary Compensation Table. In particular the named executive officers are eligible for:

•	The SERP, the benefits of which are described on page 15 under the “Pension Plan” description.

•	Personal use of Company aircraft.

•	Tax gross-ups relating to spousal travel on Company aircraft, when spouse is accompanying executive on business trip at request of the Company.

•	Severance upon a change in control pursuant to the Continuity Agreements described on page 23 under the heading “Continuity Agreements.”

•	Use of a Company automobile, including tax gross-ups related thereto.

•	Financial planning and tax preparation services.

•	Relocation expenses, if applicable, including tax gross-ups related thereto.

•	Country club membership.
Chief Executive Officer Compensation for Fiscal Year 2005
      As described in the Compensation Committee’s charter, the Compensation Committee is responsible for conducting an annual appraisal of the performance of the Chief Executive Officer and determining his remuneration (direct compensation and benefits). During the course of 2005, the Compensation Committee reviewed all forms of Mr. Powers’ compensation and balances in equity and retirement plans, including his base salary, cash bonus, long-term incentive awards, realized stock option gains and the value of perquisites received for fiscal 2005. It also reviewed total payment obligations to Mr. Powers upon retirement under the Company’s Basic Plan and SERP, as well as amounts payable as severance under Mr. Powers’ Continuity Agreement, described below under “Employment Agreement, Continuity Agreements, Severance Policy and Change of Control Provisions.” Based upon its appraisal of Mr. Powers’ performance, its review of his compensation and a review of comparable compensation data of chief executive officers at other companies within our industry and companies from general industry with comparable performance characteristics as described above, the Compensation Committee increased Mr. Powers’ base salary for 2005 to $865,000, a level approximating the 50th percentile for comparable chief executive officers in companies both within our peer group companies and other general comparable companies.
      Mr. Powers’ 2005 bonus of $735,250 was paid under the Senior Executive Plan. Under the Senior Executive Plan, the Company established an objective performance goal based on net earnings of the Company by designating that a percentage of the short-term incentive compensation plan fund be payable to Mr. Powers. The Compensation Committee exercised its discretion pursuant to the Senior Executive Plan to reduce the amount determined under such formula to award Mr. Powers a bonus of $735,250 for 2005, which adjusted amount reflects the amount that would have been payable to Mr. Powers if he had been a participant in the short-term incentive compensation plan at a participation level of 100% of base salary.

      In December 2005, based upon the achievement of Company financial and strategic plan goals, the Compensation Committee awarded Mr. Powers (i) 100,319 Stock Appreciation Rights with a base price of $49.755, vesting one-third per year over three years with full vesting upon a change of control, death, disability or retirement, (ii) 10,739 shares of restricted stock with a market value of $49.48 per share on the date of grant, vesting one-third per year over three years with full vesting upon a change of control, death or disability and (iii) a minimum of 433 (provided that the minimum performance threshold is met), target of 12,130 and maximum of 30,325 performance shares payable based upon the Company’s cumulative earnings per share compared to a peer group of the S&P Electrical Equipment Index standard. Such awards were designed to give Mr. Powers a long-term incentive award with a value of $1,970,601, 50% of which was to come from SARs and 25% from each of the restricted stock and performance shares.
      Based on Mr. Powers’ demonstrated leadership, skills and contributions to the growth of the Company, the Compensation Committee believes that Mr. Powers’ total compensation package is reasonable and appropriate in light of the Company’s performance against established short and long-term performance goals.
General Matters
      Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) limits to $1 million annually the amount that can be deducted by a publicly held corporation for compensation paid to any of its top five executives (as indicated in the Summary Compensation Table for that year), unless the compensation in excess of $1 million is performance based or meets certain other conditions. Payments under the Senior Executive Plan, options and SARs granted under the Equity Plans with an exercise price of at least fair market value and performance shares granted under the 2005 Incentive Award Plan are intended to qualify as performance based compensation exempt from the limitations of Section 162(m) of the Code. The Compensation Committee is asking that the shareholders reapprove the Senior Executive Plan in order to continue to pay deductible performance based bonus compensation. Payments under the short-term incentive compensation plan are not intended to qualify as performance based compensation and may be subject to the $1 million deductibility limitation of Section 162(m) of the Code.
      The Compensation Committee believes that the total direct compensation package consisting of base salary, bonus, and equity, is appropriate for the Company’s executive officers and other executives, on the basis of competitive practice, along with the Company’s performance against established short- and long-term financial performance goals.

Compensation Committee
George W. Edwards, Jr., Chairman
E. Richard Brooks
Andrew McNally IV
Richard J. Swift
Daniel S. Van Riper

Corporate Performance Graph
      The following graph compares the cumulative total stockholder return on the Company’s Class B Common Stock during the five fiscal years ended December 31, 2005 with a cumulative total return on the (i) Standard & Poor’s MidCap 400 (“S&P MidCap 400”), (ii) Original Hubbell Self-Constructed Peer Group Index (“Original Peer Group”), and (iii) New Hubbell Self-Constructed Peer Group Index (“New Peer Group”). The comparison assumes $100 was invested on December 31, 2000 in the Company’s Class B Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.
      The Original Peer Group consisted of corporations whose businesses were representative of the Company’s business segments and, therefore, served as a base for comparing total return to shareholders. The corporations that comprised the Original Peer Group are (a) Cooper Industries, Inc., (b) Emerson Electric Co., (c) Thomas & Betts Corporation, (d) National Service Industries, Inc. (“NSI”), and (e) Woodhead Industries, Inc. As a result of NSI spinning-off its lighting and chemical businesses to a new corporation, Acuity Brands, Inc. (“Acuity”), effective November 30, 2001, NSI has been included in the Original Peer Group only for the December 2000 data point. For the December 2001, 2002, 2003, 2004 and 2005 data points, the NSI portion of the Original Peer Group was distributed among the remaining four members of said group, weighted according to their market capitalization. NSI does not appear in the New Peer Group, but Acuity has been included for the December 2001, 2002, 2003, 2004 and 2005 data points, weighted in accordance with the market capitalization for each member of the New Peer Group for the December 2001, 2002, 2003, 2004 and 2005 data points. The Peer Groups have been weighted in accordance with each corporation’s market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year was calculated by assuming the products obtained by multiplying (a) the percentage that each corporation’s market capitalization represents of the total market capitalization for all corporations in the index for each such year by (b) the total shareholder return for that corporation for such year.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG HUBBELL INCORPORATED, THE S&P MIDCAP 400 INDEX,
A NEW PEER GROUP AND AN ORIGINAL PEER GROUP

Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

Hubbell Incorporated	100.00	116.38	144.92	188.67	230.53	204.47
S&P MidCap 400	100.00	99.39	84.97	115.24	134.23	151.08
New Peer Group	100.00	76.25	71.18	97.65	111.05	122.42
Original Peer Group	100.00	76.87	71.45	97.09	110.03	121.61
Continuity Agreements, Severance Policy and Change of Control Provisions
      Continuity Agreements. The Company is a party to agreements (the “Continuity Agreements”) with the executive officers named in the Summary Compensation Table providing severance benefits in the event of a termination of employment in the circumstances described below following certain “change in control” events, as defined in the Continuity Agreements. The Continuity Agreements of Messrs. Murphy and Davies were each effective as of December 27, 1999, and the Continuity Agreements of Messrs. Muse and Smith were each effective as of March 14, 2005. In addition, the Amended and Restated Continuity Agreement of Mr. Powers was effective as of March 14, 2005, and supersedes his prior Continuity Agreement. To conform them with the terms of the new Continuity Agreements, the Continuity Agreements of Messrs. Murphy and Davies were each amended as of March 14, 2005 (i) to delete a provision that provided for the continuation of certain perquisites following a termination of employment in connection with a change in control; (ii) to revise the definition of “good reason” with respect to workplace relocation; and (iii) to delete a provision that provided for the Company to advance funds to the executive officer interest-free to cover his payment of certain excise taxes in certain circumstances. Mr. Murphy’s Continuity Agreement was also amended to revise the computation of the benefit under the Company’s SERP.
      The Continuity Agreements that became effective in December 1999 each had an initial two-year term, while the Continuity Agreements that became effective in March 2005 each have an initial one-year term. In all cases, following their initial terms, the Continuity Agreements automatically extend for additional one-year periods unless notice is given to the contrary by the Company at least 180 days prior to the renewal date. No such notice has been given. Unless previously terminated as described above, in the event of any change in control, the Continuity Agreements will remain in effect until the second anniversary thereof.
      Severance benefits under the Continuity Agreements become payable in the event that, following (or, in certain circumstances, in anticipation of) a change in control, the executive is terminated without “cause” (generally defined to include (a) continued and willful failure to perform the executive’s duties after receipt of a written demand to perform, (b) gross misconduct materially and demonstrably injurious to the Company and (c) conviction of, or plea of nolo contendere to, a felony) or the executive terminates employment for “good reason” (generally defined to include (a) material and adverse diminution in the executive’s duties and responsibilities, (b) reduction in cash compensation or failure to annually increase base salary, (c) relocation of the executive’s workplace and (d) in the case of Messrs. Powers and Davies, any election by the executive to terminate employment during a thirty-day period following the first anniversary of the change in control (or, for Mr. Powers only, following his 65th birthday). The benefits payable under the agreements include (i) a lump sum amount equal to three times the sum of the executive’s annual base salary and annual bonus (as calculated under the Continuity Agreements), (ii) a pro-rated portion of the executive’s annual target bonus for the year in which termination occurs, (iii) enhanced benefits under the Company’s SERP, (iv) outplacement services at a cost to the Company not exceeding 15% of the executive’s annual base salary, (v) medical, dental, vision and life insurance coverage under the Company’s Key Man Supplemental Medical Plan (if covered thereby) or for up to 36 months after termination, and (vi) all other accrued or vested benefits to which the executive is entitled under benefit plans in which the executive is participating (offset by any corresponding benefits under the Continuity Agreements). In addition, the executive is entitled to a gross-up payment from the Company to cover any excise taxes (and any income taxes on the gross-up amount) imposed on these severance payments and benefits as a result of their being paid and provided in connection with a change in control, unless the total value of such payments and benefits is less than $50,000 higher than the greatest amount which could be paid without being subject to excise taxes (in which event such payments and benefits will be reduced by the amount of the excess). The Company has established a grantor trust to secure the benefits to be provided under the Continuity Agreements, the SERP and other plans maintained by the Company for the benefit of members of the Company’s senior management.
      Severance Policy and Change of Control Provisions. The Company has a severance policy which covers corporate officers and other individuals. The policy provides that if an eligible individual’s employment is terminated (other than for cause), or if the eligible individual terminates his employment for any of the reasons noted below within three years after the occurrence of certain “Change of Control” events, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the severance amounts provided under the policy. The formula in the case of corporate officers is based upon eight weeks of base salary continuation for each full year of service, subject to a minimum of 26 weeks and a maximum of 104 weeks, with the formula amount reduced to 67% and 33% thereof, respectively, if termination occurs in the second and third year following the Change of Control event. In addition, upon such termination of employment, the eligible individual would be entitled to (a) a bonus of no less than his target bonus for the year in which the Change of Control occurs, pro rated for the number of months to such termination, and (b) for the period the base salary would have been continued even though paid as a lump sum (i) various medical and health plans, and (ii) death and accidental death benefits. The reasons for which the eligible individual may terminate his employment include: diminution in his authority, reduction in his compensation level, relocation or adverse modification of his benefits under bonus, benefit or similar plans.
      The Equity Plans provide for the acceleration of all options, SARs and restricted stock awards (other than incentive stock options granted on or after January 1, 1987) in the event of a “Change of Control” as defined in the Equity Plans (See footnote (1) to the table captioned “Options/SAR Grants During 2005 Fiscal Year.”) In the event that an Equity Plan participant retires on or after age 55 and 15 years of service (whether or not a Change of Control has occurred), the exercise period of the participant’s options and SARs is extended to the date on which the option would expire in the event that the participant had continued to be employed by the Company.
      Certain provisions of the SERP do not take effect until the occurrence of certain “Change of Control” events. Among others, provisions in the SERP providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); (ii) the forfeiture of benefits if a retired participant engages in certain proscribed competitive activities; (iii) the reduction in benefits upon the early retirement of a participant; and (iv) the off-set of amounts which a participant may then owe the Company against amounts then owing the participant under the SERP, are automatically deleted upon the occurrence of a Change of Control event. In addition, neither a participant’s years of service with the Company (as calculated for the purpose of determining eligibility for benefits under the SERP), nor benefits accrued under the SERP prior to the Change of Control event, may be reduced after the occurrence of a Change of Control event. If a participant’s employment is terminated after a Change of Control, unless the participant elects to receive a distribution of benefits under the SERP in installment payments, the participant will receive payment of his benefits in one lump sum (utilizing actuarial assumptions established in the SERP) within 10 days after termination. The SERP requires the Company, upon a Change of Control, to establish a grantor trust for the purpose of holding assets in respect of the Company’s obligations to make payments to participants. The Company has established a grantor trust to secure the benefits to be provided under the Continuity Agreements, the SERP and other plans maintained by the Company for the benefit of members of the Company’s senior management.
      Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers (as defined), directors and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of all equity and derivative securities of the Company with the SEC and the NYSE. SEC regulations also require that a copy of all Section 16(a) forms filed be furnished to the Company by its officers, directors and greater than ten-percent shareholders.
      Based solely on a review of the copies of such forms and related amendments received by the Company, or on written representations from the Company’s officers and Directors that no Forms 5 were required to be filed, the Company believes that during fiscal 2005 all Section 16(a) filing requirements applicable to its officers, Directors and beneficial owners of more than ten percent of any class of its equity securities were met, except that, due to a Company oversight, a Form 4 filing for Mr. Edwards for the May 1, 2005 Nominating and Corporate Governance Committee meeting fee (representing 24.004 stock units), was not timely filed.

Compensation of Directors
      Each non-employee Director receives $60,000 (plus an additional $10,000 for serving as a committee chairman) per year compensation from the Company plus $2,000 for each board and board committee meeting (including meetings concerning nominations and management succession planning) attended, together with the expenses, if any, of such attendance. In addition, commencing in December 2005, each non-employee Director receives an annual grant of 350 shares of Class B Common Stock. The December 2005 grants for services rendered during 2005 were fully vested at grant. Commencing in 2006, such grants will be made on the date of the annual meeting of shareholders to each non-employee Director who is re-elected or first elected to the Board, subject to forfeiture if the Director’s service terminates prior to the date of the next regularly scheduled annual meeting of shareholders. The Company and all current Directors (other than Messrs. Powers and Ratcliffe) have entered into an agreement to defer receipt of all or a portion of such fees pursuant to a deferred compensation agreement providing for payment of the fees in stock units (each stock unit consisting of one share each of the Company’s Class A Common Stock and Class B Common Stock), subject to certain terms and conditions of the Deferred Plan for Directors under which the fees are deferred, upon their termination of service as Directors of the Company. Messrs. Edwards and McNally no longer defer such fees having exceeded the stock ownership expectations as described in the Guidelines. Dividend equivalents are paid on the stock units and are converted into additional stock units. Certain provisions of the Deferred Plan for Directors do not take effect until the occurrence of certain “Change of Control” events, as defined in the plan. After the occurrence of a Change of Control event, the plan may not be amended without the prior written consent of an affected participant and no termination of the plan shall have the effect of reducing any benefits accrued under the plan prior to such termination. Further, in the event of a Change of Control, any stock unit credited to a Director’s account shall be immediately converted into a right to receive cash and shall thereafter be treated in all respects as part of such Director’s cash account. Following a Change of Control, unless a Director has already confirmed his election to receive installment payments, the cash account will be paid out in one lump sum on the earlier to occur of (x) the 30th day after the date the Director retires or otherwise separates from service with the Board, if such retirement or separation occurs after January 1 but before November 1 of any calendar year and (y) the January 1 of the year following the Director’s retirement or separation from service. In addition, in the event that any Directors confirm their elections to receive payment of their cash and/or stock unit accounts in installment payments, the Deferred Plan for Directors requires the Company to establish a grantor trust for the purpose of holding assets in respect of the Company’s obligations to make payments, after a Change of Control, to any Directors who elect to receive installment payments. The Company has established a grantor trust to secure the benefits to be provided under the Deferred Plan for Directors or the retirement plan for Directors (discussed below).
      The Company also has a retirement plan for Directors who are not employees or officers of the Company and who do not qualify to receive a retirement benefit under any pension plan of the Company or its subsidiaries (“Eligible Directors”). At a meeting held on December 3, 2002, the Board of Directors of the Company, acting on the recommendation of the Compensation Committee of the Board of Directors, amended the Directors’ retirement plan by providing that (a) future participation in the plan as an Eligible Director would be limited to those Directors currently serving (as of December 3, 2002) on the Company’s Board of Directors; (b) Eligible Directors would continue to accrue Service during their tenure as Directors of the Company; (c) “Base Retainer” and “Chairman’s Retainer” would be capped at $40,000 and $43,000, respectively, for pension benefit calculations; and (d) an Eligible Director would qualify for the “Chairman’s

Retainer” if he served as a Committee Chairman during at least any one of the ten years immediately preceding the year in which he retires from the Board of Directors. Under this plan, an Eligible Director retiring at or after age 70 with at least ten years of service as a Director is paid annually for life an amount equal to (i) his Base Retainer, (ii) an additional 10% of the Base Retainer, and (iii) any additional amounts paid for service as Committee Chairman. A retiring Eligible Director who had reached age 70 and had served for at least five but less than ten years as a Director would be entitled to a reduced amount equal to 50% of his Base Retainer, plus 10% of such Base Retainer for each year of service beyond five years up to a maximum of nine years. An Eligible Director who retires prior to age 70 with five or more years of service as a Director receives a retirement benefit commencing at age 70 calculated as described above on the basis of his Base Retainer in effect during the calendar year immediately preceding his actual retirement date. The plan also provides that a Director who was a retiree of the Company whether or not qualified for a retirement benefit under any pension plan of the Company but who had at least five years of service as a Director subsequent to such retirement is entitled to a retirement benefit under the plan at a reduced amount equal to 25% of the Base Retainer. Except as otherwise provided in the event of a Change of Control, benefits payable under this plan are not funded but are paid out of the general funds of the Company. Director contributions to this plan are not permitted. Certain provisions of the retirement plan do not take effect until the occurrence of certain “Change of Control” events, as defined in the plan. Among others, provisions in the plan providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); and (ii) the forfeiture of benefits if a retired participant engages in certain proscribed competitive activities, are automatically deleted upon the occurrence of a Change of Control event. In addition, in the event of a Change of Control, if thereafter a Director retires or otherwise separates from service with the Board (or already has), unless the Director otherwise elects to receive installment payments, the Director’s benefit payable under the retirement plan will be paid out in one lump sum (utilizing actuarial assumptions established in the plan) on the 30th day after the later to occur of (x) the date the Change of Control is consummated and (y) the date the Director retires or otherwise separates from service. For purposes of the plan, the term “Base Retainer” is defined as the annual retainer in effect during the calendar year immediately preceding the year in which the Director retires. The plan requires the Company to establish a grantor trust for the purpose of holding assets in respect of the Company’s obligations to make payments, after a Change of Control, to any Directors who elect to receive installment payments. The Company has established a grantor trust to secure the benefits to be provided under the plan or the Deferred Plan for Directors.
Matters Relating to Directors and Shareholders
      From January 1, 2005 through March 3, 2006, pursuant to a previously announced diversification plan, the Roche Trust and Hubbell Trust, through an independent financial institution, sold an aggregate of 182,405 shares of Company Class A Common Stock to the Company, in negotiated transactions at prices equal to the average of the high and low reported sales prices (with the exception of one transaction involving 10,000 shares on which the Company paid a 15¢ per share premium) on the NYSE on the date of sale, for the aggregate amount of $7,921,829. The Company purchased such shares, and may from time to time purchase additional shares, from the Trusts pursuant to its previously announced program to repurchase up to $60 million of the Company’s Class A and Class B Common Stock in open market and privately negotiated transactions.

RATIFICATION OF THE SELECTION OF AND
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
General
      The selection of independent registered public accountants to examine the financial statements of the Company made available or transmitted to shareholders and filed with the SEC for the year 2006 is to be submitted to the meeting for ratification or rejection. PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, Connecticut, has been selected by the Audit Committee of the Board of Directors of the Company to examine such financial statements.
      PricewaterhouseCoopers LLP have been independent registered public accountants of the Company for many years. The Company has been advised that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.
      The aggregate fees for professional services provided by PricewaterhouseCoopers LLP to the Company and its subsidiaries for the years ended December 31, 2005 and 2004, were as follows:

	2005	2004

Audit Fees	$2,034,260	$2,283,874
Audit-Related Fees	1,313,800	139,327
Tax Fees	225,700	587,500
All Other Fees	12,000	2,130

Total Fees	$3,585,760	$3,012,831
      Audit Fees consist of fees for professional services rendered for the audits of (i) the Company’s consolidated annual financial statements (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. Audit Fees also include review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
      Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under Audit Fees. This category includes fees principally related to financial due diligence and audits of employee benefit plans in 2005 and 2004.
      Tax Fees include domestic and international income tax planning assistance, expatriate and executive tax work and foreign entity compliance services.

      All Other Fees consist of fees for products and services other than the services reported above. These services include fees related to technical publications purchased from the independent registered public accountant.
      The Audit Committee considered whether the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining their independence and concluded that the non-audit services rendered would not compromise their independence.
      If the proposal to ratify the selection of PricewaterhouseCoopers LLP is not approved by the shareholders, or if prior to the 2007 Annual Meeting of Shareholders, PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting, or if its services are discontinued by the Audit Committee of the Board of Directors, then the Audit Committee of the Board of Directors will appoint other independent registered public accountants whose services for any period subsequent to the 2007 Annual Meeting of Shareholders will be subject to ratification by the shareholders at that meeting.
Audit Committee Report
      The Audit Committee of the Board of Directors is comprised of independent Directors functioning in accordance with a written charter (the “Charter”) adopted and approved by the Board of Directors in May, 2000, which Charter is reviewed annually by the Audit Committee, and was last amended by the Board of Directors, effective December 7, 2004. As provided in the Charter, the Audit Committee assists the Company’s Directors in fulfilling their responsibilities relating to corporate accounting, the quality and integrity of the Company’s financial reports, and the Company’s reporting practices. The functions of the Audit Committee are further described elsewhere in this proxy statement (see pages 7 and 8 hereof.)
      In connection with the discharge of its responsibilities, the Audit Committee has taken a number of actions, including, but not limited to, the following:

•	the Audit Committee reviewed and discussed with management and the independent registered public accountants the Company’s audited financial statements;

•	the Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees); and

•	the Audit Committee received from the independent registered public accountants the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed their independence with them and satisfied itself as to the independence of the independent registered public accountants.
      On May 3, 2004, the Company’s Audit Committee amended its Audit and Non-Audit Services Pre-Approval Policy (“Services Policy”), originally adopted on May 5, 2003, which sets forth the policies and procedures by which the Audit Committee reviews and approves all services to be provided by PricewaterhouseCoopers LLP prior to retaining the firm. In developing these policies and procedures, the Audit Committee took into consideration the need to ensure the independence of PricewaterhouseCoopers LLP while recognizing that PricewaterhouseCoopers LLP may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for permissible non-audit services (excluding tax services). The Services Policy provides for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. Any proposed services exceeding pre-approval or budgeted amounts also requires pre-approval by the Audit Committee. In the interim periods during which the Audit Committee is not scheduled to meet, the Chairman of the Audit Committee can authorize spending which exceeds pre-approved cost levels or budgeted amounts. As part of the process, for both types of pre-approval, the Audit Committee shall consider whether such services are consistent with SEC rules and regulations on auditor independence.
      Based on the foregoing reviews and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Audit Committee

Daniel J. Meyer, Chairman
E. Richard Brooks
Joel S. Hoffman
Daniel S. Van Riper
      The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of the Class A Common Stock and Class B Common Stock, all voting as a single class (provided that holders of shares representing a majority of the votes entitled to be cast actually cast votes) is required to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accountants of the Company. Abstentions and broker non-votes will not affect the voting results although they will have the practical effect of reducing the likelihood that shares representing a majority of the votes entitled to be cast will in fact be cast.
      The Board of Directors Unanimously Recommends that the Shareholders Vote “FOR” the Ratification of the Selection of PricewaterhouseCoopers LLP.
PROPOSAL TO REAPPROVE THE COMPANY’S
SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
      The Company’s Senior Executive Plan was first adopted by the Company’s Board of Directors in December, 1995 and approved by the shareholders in May, 1996 and reapproved by the shareholders in May, 2001. One condition which must be met for continued deductibility of compensation is the requirement that a plan under which compensation is paid be reapproved by the shareholders every five years. The Senior Executive Plan also was recently amended by the Board of Directors, subject to shareholder approval, to increase the maximum amount of bonus which may be paid to any one participant in a year from $1.5 million to $5.0 million. As a result of this amendment and the five year interval, the Senior Executive Plan must be reapproved by the shareholders. The purpose of the Senior Executive Plan is to provide incentive compensation to executive officers of the Company and its subsidiaries who have contributed effectively to the success of the Company by their ability, industry, loyalty or exceptional services and to encourage continuance of their services with the Company by a form of recognition of their efforts in contributing significantly to the success and growth of the Company in the preceding fiscal year. It is intended that awards under the Senior Executive Plan based solely on the achievement of objective performance goals will be treated as performance based compensation within the meaning of Section 162(m) of the Code that will qualify for exclusion under the $1 million limitation on deductibility of executive compensation. The following is a summary of the principal provisions of the Senior Executive Plan.
      Plan Administration. The Senior Executive Plan is administered by the Compensation Committee comprised of members of the Board of Directors who are “outside directors” within the meaning of Section 162(m) of the Code and who are not eligible to participate in or to receive any benefits pursuant to the Senior Executive Plan.
      Eligibility and Participation. The persons eligible to participate in the Senior Executive Plan are those senior executive officers who are, or, as determined in the discretion of the Compensation Committee, may become “covered employees” (as defined in Section 162(m) of the Code) of the Company for the applicable taxable year of the Company.
      Determination of Incentive Payments. The Compensation Committee establishes by March 30 of each calendar year the objective performance goals for the year and shall determine the method by which a participant’s incentive payments shall be calculated for that year based on the attainment of such performance goals. Such method may include determining a participant’s incentive payments by allocating to the participant a designated percentage of the incentive compensation fund established each year under the Company’s short-term incentive compensation plan (described above). Other methods may include performance goals based on stock price, market share, sales, earnings per share, return on equity, or costs. The bonus paid to any participant for any year cannot exceed $5.0 million, and the Compensation Committee may reduce, but may not increase, the incentive payment to a participant to reflect individual performance and/or unanticipated factors. Awards under the Senior Executive Plan will be paid in cash as soon as practicable (but no later than six months) after the close of the fiscal year.
      Amendment and Termination. The Board of Directors of the Company may from time to time amend, suspend or terminate any or all of the provisions of the Senior Executive Plan, provided that (i) no such action shall affect the rights of any participant or the operation of the Senior Executive Plan with respect to any payment to which a participant may have become entitled prior to the effective date of such action, and (ii) no amendment that requires shareholder approval in order for incentive payments to be deductible under the Code may be made without approval of the shareholders of the Company.
      Subject to shareholder reapproval of the Senior Executive Plan, the Compensation Committee has (a) designated Mr. Powers and Mr. David G. Nord, Senior Vice President and Chief Financial Officer of the Company, as the only participants in the Senior Executive Plan, (b) established the objective performance goal for Mr. Powers and Mr. Nord by designating that, subject to the terms of the Senior Executive Plan, 15% (10% for Mr. Nord) of the incentive compensation fund pool established under the Company’s short-term incentive compensation plan be paid to Messrs. Powers and Nord, and (c) determined that no adjustments in calculating said incentive compensation fund pool would be made other than those allowed by Section 162(m) of the Code.
      The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of the Class A Common Stock and Class B Common Stock, all voting as a single class (provided that holders of shares representing a majority of the votes entitled to be cast actually cast votes), is required to reapprove the Senior Executive Plan. Abstentions and broker non-votes will not affect the voting results although they will have the practical effect of reducing the likelihood that shares representing a majority of the votes entitled to be cast will in fact be cast. The Board of Directors believes that the reapproval of the Senior Executive Plan is in the best interests of the Company since it will maintain the Company’s ability to deduct this performance-based compensation under Section 162(m) of the Code.
      The Board of Directors Unanimously Recommends that the Shareholders Vote “FOR” the Reapproval of the Hubbell Incorporated Senior Executive Incentive Compensation Plan.
GENERAL
      The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, at an estimated cost of $9,000, plus reasonable expenses.
      Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of (i) the election of the nominees to the Board named herein, (ii) the ratification of the selection of independent registered public accountants, and (iii) reapproval of the Senior Executive Plan described herein. All proxies will be voted as specified.
      Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE
2007 ANNUAL MEETING
      Shareholder proposals for inclusion in the proxy materials related to the 2007 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than November 23, 2006. Any shareholder proposal not intended to be included in the proxy materials related to the 2007 Annual Meeting of Shareholders must be received by the Company no earlier than January 31, 2007 and no later than February 20, 2007 or else management of the Company will retain discretion to vote proxies received for that meeting in their discretion with respect to such proposal.

By Order of the Board of Directors

Hubbell Incorporated
Orange, Connecticut
March 15, 2006

EXHIBIT A
HUBBELL INCORPORATED
SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
ARTICLE I
Purpose
      The purpose of this Senior Executive Incentive Compensation Plan (the “Plan”) is to provide incentive compensation to executive officers of Hubbell Incorporated (the “Company”) and its subsidiaries who have contributed effectively to the success of the Company by their ability, industry, loyalty or exceptional services and to encourage continuance of their services with the Company by a form of recognition of their efforts in contributing significantly to the success and growth of the Company in the preceding fiscal year.
ARTICLE II
Administration
      2.1     The Board of Directors shall appoint in each year from among their number at least three directors, each of whom shall be an “outside director” as that term is defined under Section 162(m) of the Code, to be known as the Compensation Committee (the “Committee”), to serve at the pleasure of the Board. Vacancies in the Committee shall be filled by the Board.
      2.2     The Committee shall administer the Plan under such rules, regulations and criteria as it shall prescribe. Its decisions in the administration and interpretation of the Plan shall be final as to all interested parties and shall be and constitute acts of the Company.
ARTICLE III
Eligibility and Participation
      3.1     The persons eligible to participate in the Plan shall be those senior executive officers who are, or, as determined in the discretion of the Committee may become “covered employees” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, the “Code”) of the Company for the applicable taxable year of the Company.
      3.2     The Committee shall from time to time designate the employees eligible for participation in the Plan. The persons so designated by the Committee are hereinafter called “participants”.
ARTICLE IV
Determination of Incentive Payments
      4.1     On or before March 30 of each calendar year, the Committee shall establish objective performance goals for that year and shall determine the method by which a participant’s incentive payments hereunder shall be calculated for that year, based on the attainment of such performance goals. Such method may include, but shall not be limited to, determining a participant’s incentive payments by allocating to the Executive a designated percentage of the incentive compensation fund established each year under Article III of the Company’s Incentive Compensation Plan. Other methods may include performance goals based on stock price, market share, sales, earnings per share, return on equity, or costs. Without limiting its authority hereunder, the Committee may condition payment of a participant’s incentive payments on additional employment criteria; e.g., that the participant remain in the employ of the Company for the entire year.
      4.2     After the end of the applicable year the Committee shall certify in writing whether the performance goals and any other material terms of the incentive payment have been satisfied (such written certification may take the form of minutes of the Committee). The Committee shall have the discretion, prior to making any incentive payment, to decrease, but not increase, the incentive payment otherwise calculated pursuant to Section 4.1.
      4.3     In no event shall the annual incentive payment to any participant exceed $5.0 million.
ARTICLE V
Method of Making Incentive Payments
      5.1     Incentive payments awarded under the Plan shall be paid in cash. The amount of any incentive payment to be made to a participant in cash shall be paid as soon as practicable (but not later than six months) after the close of the fiscal year for which such incentive payment is awarded.
ARTICLE VI
General Provisions
      6.1     Neither the establishment of the Plan nor the selection of any employee as a participant shall give any participant any right to be retained in the employ of the Company or any subsidiary of the Company, or any right whatsoever under the Plan other than to receive incentive payments awarded by the Committee.
      6.2     The place of administration of the Plan shall be conclusively deemed to be within the State of Connecticut, and the validity, construction, interpretation and effect of the Plan, its rules and regulations and the rights of any and all participants having or claiming to have an interest therein or thereunder shall be governed by and determined conclusively and solely in accordance with the laws of the State of Connecticut, without regard to any conflicts of laws provisions.
      6.3     No member of the Board of Directors of the Committee shall be liable to any person in respect of the Plan for any act or omission of such member or of any other member or of any officer, agent or employee of the Company.
      6.4     This Plan shall not be deemed the exclusive method of providing incentive compensation to a participant or any other employee of the Company or a subsidiary of the Company.
      6.5     The Company or any subsidiary making a payment hereunder shall withhold therefrom such amounts as may be required by federal, state or local law.

ARTICLE VII
Amendment, Suspension or Termination
      7.1     The Board of Directors of the Company may from time to time amend, suspend or terminate, in whole or in part, any or all of the provisions of the Plan, provided that (i) no such action shall affect the rights of any participant or the operation of the Plan with respect to any payment to which a participant may have become entitled, deferred or otherwise, prior to the effective date of such action, and (ii) no amendment that requires shareholder approval in order for incentive payments hereunder to be deductible under the Code may be made without approval of the shareholders of the Company.
ARTICLE VIII
Effective Date of the Plan
      The Plan shall become effective as of January 1, 1996, subject to approval by shareholders in May, 2006, and will continue to be in effect until 2011.

     PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
HUBBELL INCORPORATED
For Annual Meeting of Shareholders, May 1, 2006
(For Shares of Class A Common Stock)
The undersigned hereby appoints each of TIMOTHY H. POWERS and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and proxy statement for the 2006 annual meeting of shareholders and upon all other matters properly coming before said meeting or any adjournment thereof. This proxy will be voted FOR the election of the directors and FOR Proposals 2 and 3, unless a contrary specification is made, in which case it will be voted in accordance with such specification
(Continued and to be signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
or
2.	Call TOLL FREE 1-866-540-5760 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or
3.	Vote by Internet at our Internet Address: http://www.proxyvoting.com/hub
PLEASE VOTE
You can access, view and download this year’s Annual Report and Proxy Statement on the Hubbell Incorporated Investor Relations website at http://www.hubbell.com/FinancialReports or http://www.proxyvoting.com/hub.

FOR SHARES OF CLASS A COMMON STOCK	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR all nominees listed below, (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.
PROPOSAL 1- ELECTION OF DIRECTORS:	☐	☐

01 G.RATCLIFFE	06 D.MEYER
02 E.BROOKS	07 T.POWERS
03 G.EDWARDS	08 D. VAN RIPER
04 J.HOFFMAN	09 R. SWIFT
05 A.MCNALLY IV
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
Proposal 2—Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accountants for the year 2006.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Proposal 3—Reapproval of the Company’s Senior Executive Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends that you vote FOR the election of all the nominees in Proposal 1, and FOR Proposals 2 and 3.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date
NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.
▲ Detach here from proxy voting card ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/hub Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you submit your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

     PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
HUBBELL INCORPORATED
For Annual Meeting of Shareholders, May 1, 2006
(For Shares of Class B Common Stock)
The undersigned hereby appoints each of TIMOTHY H. POWERS and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and proxy statement for the 2006 annual meeting of shareholders and upon all other matters properly coming before said meeting or any adjournment thereof. This proxy will be voted FOR the election of the directors and FOR Proposals 2 and 3, unless a contrary specification is made, in which case it will be voted in accordance with such specification
(Continued and to be signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
or
2.	Call TOLL FREE 1-866-540-5760 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or
3.	Vote by Internet at our Internet Address: http://www.proxyvoting.com/hub
PLEASE VOTE
You can access, view and download this year’s Annual Report and Proxy Statement on the Hubbell Incorporated Investor Relations website at http://www.hubbell.com/FinancialReports or http://www.proxyvoting.com/hub.

FOR SHARES OF CLASS B COMMON STOCK	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR all nominees listed below, (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.
PROPOSAL 1- ELECTION OF DIRECTORS:	☐	☐

01 G.RATCLIFFE	06 D.MEYER
02 E.BROOKS	07 T.POWERS
03 G.EDWARDS	08 D. VAN RIPER
04 J.HOFFMAN	09 R. SWIFT
05 A.MCNALLY IV
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
Proposal 2—Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accountants for the year 2006.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Proposal 3—Reapproval of the Company’s Senior Executive Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends that you vote FOR the election of all the nominees in
Proposal 1, and FOR Proposals 2 and 3.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date
NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.
▲ Detach here from proxy voting card ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/hub Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you submit your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.